                                 RENT-WAY, INC.

                                   EXHIBIT 11

COMPUTATION OF NET INCOME PER COMMON SHARE

                                                                                   For the three months ended
                                                                                          December 31,
                                                                                          (unaudited)
                                                                                  1996                   1995
                                                                                  ----                   ----
PRIMARY

Net income                                                                        $  680,374          $  540,023
Less redeemable preferred stock, gain on redemption (dividends)                      280,175             (48,521)
                                                                                  ----------          ----------
Net income for primary earnings per common share                                     960,549             491,502

Weighted average number of common shares
    outstanding during the period                                                  6,593,876           4,175,241
Add - common equivalent shares (determined
    using the "treasury stock" method) representing
    shares issuable upon exercise of stock options
    stock warrants and escrowed shares                                               432,451             653,262
                                                                                  ----------          ----------

Weighted average number of shares used in
calculation of primary income per share                                            7,026,327           4,828,503
                                                                                  ==========          ==========

Primary income per common share                                                   $     0.14          $     0.10
                                                                                  ==========          ==========


FULLY DILUTED

Net income                                                                        $  960,549          $  491,502
                                                                                  ==========          ==========

Weighted average number of common shares
    outstanding during the period                                                  6,593,876           4,175,241

Add - incremental shares representing:
    Shares issuable upon exercise of stock options, stock warrants
      and escrowed shares included in primary calculation above                      432,451             653,262
    Shares issuable upon exercise of stock options, stock warrants
      and escrowed shares based on year end market prices                                 --                  --
                                                                                  ----------          ----------

    Weighted average number of shares used in
      calculation of fully diluted income
      per share                                                                    7,026,327           4,828,503
                                                                                  ==========          ==========

Fully diluted income per common share                                             $     0.14          $     0.10
                                                                                  ==========          ==========


                                       14